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                                                                EXHIBIT 10.38.1


                    [NORCAL WASTE SYSTEMS, INC. LETTERHEAD]


December 11, 1997


Ms. Gale R. Kaufman
Kaufman Campaign Consultants
1510 J. Street, Suite 210
Sacramento, CA 95814-4202

Dear Gale:

During the last eighteen months Kaufman Campaign Consultants has been providing Norcal Waste Systems Inc. ("Norcal") with consulting services in the areas of political affairs, public affairs, and media and public relations. The services have been provided pursuant to an agreement, originally signed May 16th, 1996. The agreement provides for extension by mutual consent of the parties on a month to month basis thereafter. I would like to formalize the extension of the agreement under the same terms and conditions as contained in the original document, for a period of ten (10) months, from December 1, 1997 through September 30, 1998. The term of the agreement will then coincide with the Company's fiscal year and future service can be extended as part of the year end process.

As stated in the original agreement, the relationship between you and Norcal will be that of an independent contractor relationship and that the agreement will not be construed to constitute you an employee of Norcal or the formation of a partnership or joint venture between you and Norcal.

Consistent with the original agreement, you will receive aggregate fees covering all services rendered pursuant to this consulting agreement of $9,500 per month on or before the 5th day of each and every month.

This letter, along with the original agreement letter dated May 16, 1996, constitute the understanding under which you provide services to Norcal. Please acknowledge by signing this letter and returning it at your earliest convenience.

                                        Very Truly Yours,


                                        /s/ Michael J. Sangiacomo

                                        Michael J. Sangiacomo
                                        President and Chief Executive Officer


Kaufman Campaign Consultants


By:  /s/ Gale R. Kaufman
     -----------------------
     Gale R. Kaufman